SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                            Design Within Reach, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    250557105
                                 (CUSIP Number)


                                  July 21, 2009
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 250557105                  13G                       Page 2 of 6 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Charles M. Almond Trustee for the Almond Family 2001 Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        933,004
   NUMBER OF       -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY            0
      EACH         -------------------------------------------------------------
   REPORTING       7    SOLE DISPOSITIVE POWER
     PERSON
      WITH              933,004
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     933,004
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP No. 250557105                  13G                       Page 3 of 6 Pages

Item 1.

(a)      Name of Issuer

      `  Design Within Reach, Inc.

(b)      Address of Issuer's Principal Executive Offices

         225 Bush Street
         20th Floor
         San Francisco, CA 94104

Item 2.

(a)      Name of Person Filing

         Charles M. Almond Trustee for the Almond Family 2001 Trust

(b)      Address of Principal Business Office or, if none, Residence

         Almond Family 2001 Trust
         PO Box 2100
         Mill Valley, CA 94941

(c)      Citizenship

         USA

(d)      Title of Class of Securities

         Common Stock

(e)      CUSIP Number

         250557105

CUSIP No. 250557105                  13G                       Page 4 of 6 Pages

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).
(b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
         78c).
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) [ ]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned:

         933,004

(b)      Percent of class:

         6.4%

(c)      Number of shares as to which the person has:

         (i)    Sole power to vote or to direct the vote                 933,004

         (ii)   Shared power to vote or to direct the vote               0

         (iii)  Sole power to dispose or to direct the disposition of    933,004

         (iv)   Shared power to dispose or to direct the disposition of  0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

CUSIP No. 250557105                  13G                       Page 5 of 6 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10. Certification

(a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 250557105                  13G                       Page 6 of 6 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 27, 2009

                                       By: /s/ Charles M. Almond
                                           -------------------------------------
                                           Charles M. Almond Trustee for the
                                           Almond Family 2001 Trust